Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-283269, 333-280761, and 333-278839) and Form S-8 (Nos. 333-257614, 333-160499, 333-209060, 333-220296, 333-227543 and 333-240315) of AIM ImmunoTech Inc. (the Company) of our report dated March 27, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Miami, Florida

March 27, 2025